UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLOUD MEDICAL DOCTOR SOFTWARE CORPORTION

(Exact name of registrant as specified in its charter)

Texas	86-0837077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cloud Medical Doctor Software Corporation

CONSULTING AGREEMENT

(Full title of the agreement)

Michael De La Garza, Chief Executive Officer

1291 Galleria Drive, Suite 200

Henderson, NV 89014

(Name and address of agent for service)

(702) 818-9011

(Telephone number, including area code, of agent for service)

Copies to:

Carl Ranno, Esq.

Carl P. Ranno, Attorney at Law

2733 East Vista Drive

Phoenix, Arizona 85032

(602) 493-0369

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	25,000,000 Shares (1)	$.02	$500,000	$64.40

(1) Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.(2) Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the last average of the high and low bid prices of the Common Stock as of May 28, 2014, as reported on the OTC Bulletin Board.

 CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus

1.	Forepart of Registration	Facing Page of Registration
	Statement and Outside Front	Statement and cover page of
	Cover Page of Prospectus	Prospectus

2.	Inside Front and Outside Back	Inside Cover Page of Prospectus
	Cover Pages of Prospectus	and Outside Cover Page of Prospectus

3.	Summary Information, Risk	Not Applicable
Factors and Ratio of Earnings to
Fixed Charges

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Not Applicable

6.	Dilution	Not Applicable

7.	Selling of Security Holders	Sales by Selling Security Holder

8.	Plan of Distribution by Selling	Cover Page of Prospectus and Sales
Security Holder

9.	Description of Securities to be	Description of Securities;
Registered

10.	Interest of Named Experts and	Legal Matters
Counsel

11.	Material Changes	Not Applicable

12.	Incorporation of Certain	Incorporation of Certain
	Information by Reference	Documents by Reference

13.	Disclosure of Commission	Indemnification of Directors
	Position on Indemnification for	and Officers; Undertakings
Securities Act Liabilities

DATED: June 2, 2014

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Agreement Information

Effective January 14, 2014, Cloud Medical Doctor Software Corporation (the “Company”) entered into a consulting agreement with Robert Le Blanc (the “Agreement”).  The number of shares of common stock of the Company that are available for issuance under the Agreement is 25,000,000 shares of the Company’s Common Stock, $0.01 par value.  This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 25,000,000 shares of the Company’s Common Stock issuable under the Agreement.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Agreement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).   Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Written request should be made to Investor Relations at Cloud Medical Doctor Software Corporation, at 1291 Galleria Drive, Suite 200, Henderson, NV 89014.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Current Report on Form 8-K, filed on December 3, 2011, including disclosures concerning the Company’s change in management and the board of directors. The resignation of prior management and the appointment of the new directors and CEO and CFO.

2.	Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed on February 5, 2014.

3.	The Company’s Quarterly Reports, for the quarter ended December 31, 2013, as filed on March 20, 2014; for the quarter ended March 31, 2014, as filed on May 16, 2014.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

5	Opinion of Carl P. Ranno Attorney at Law
10.1	Cloud Medical Doctor Software Corporation Consulting Agreement January 14, 2014
23.1	Consent of GBH CPAs
23.2	Consent of Carl P. Ranno Attorney at Law contained in his opinion set forth in Exhibit 5
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Henderson, Nevada, on this 2nd day of June 2014

CLOUD MEDICAL DOCTOR SOFTWARE CORPORTION

By:	/s/ Michael De La Garza
Michael De La Garza
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors  and officers of Cloud Medical Doctor Software Corporation, hereby constitute and appoint Michael De La Garza, with full power to act with full power of substitution and re-substitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or any duly authorized substitute of such person, shall lawfully do or cause to be done by virtue thereof.

[Signature page follows.]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael De La Garza	Chief Executive Officer and Chairman of Board of Directors (Principal Executive Officer	June 2, 2014
Michael De La Garza

/s/ Pamela Thompson	Chief Financial Officer and Director (Principle Accounting and Financial Officer)	June 2, 2014
Pamela Thompson